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                                                              EXHIBIT 4.(a)(xix)

                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS AGREEMENT is made the 10 day of October, 2001

BETWEEN:

(A) BRITISH TELECOMMUNICATIONS PLC ("BT") of BT Centre, 81 Newgate Street, London, EC1A 7AJ

(B) MADGE NETWORKS LIMITED ("MNL") of Wexham Springs, Framewood Road, Wexham, Slough, SL3 6PJ

(C) MADGE.WEB LIMITED (in liquidation) ("MWL") of Wexham Springs, Framewood Road, Wexham, Slough SL3 6PJ

Together hereinafter referred to as the "Parties"

WHEREAS:

(1) An agreement (numbered Z0012654) was entered into between BT and MNL (signed on 1 October 1998 by BT and on 30 September 1998 by MNL), whereby BT agreed to provide digital private circuits at a discount to MNL ("the Pool Agreement").

(2) An agreement that was originally entered in to between BT and Gains (Channel Islands) Limited ("Gains") on 1 October 1996, whereby BT agreed to provide international telecommunication services ("the IPLC agreement") was assigned to MWL from 1 April 2000.

(3) An agreement for the supply of managed billing services was entered in to between BT and MWL (signed by BT on 24 January 2001 and by MWL on 29 January 2001) ("the Billing Agreement").

The Pool Agreement the IPLC Agreement and the Billing Agreement each as amended, varied or supplemented are together hereinafter referred to as "the Agreements".

(4) Pursuant to an order of the Chancery Division of the English High Court dated 27th April, 2001 Neville Barry Kahn and Peter Norman Spratt were appointed as joint administrators (the "Administrators") of the Company, with power to act either jointly or severally, to manage the affairs, business and property of MWL pursuant to the provisions of section 8 of the Insolvency Act 1986 for the purposes referred to in the order.

(5)      BT terminated the Billing Agreement on 23 May 2001.

(6) Following the appointment of the Administrators digital private circuits and international telecommunication services (the "Services") continued to be supplied by BT.

(7) On 17th August, 2001 resolutions for the winding up of MWL and the appointment of Neville Barry Kahn and David James Waterhouse as joint liquidators (the "Liquidators") with power to act either jointly or severally were passed, whereupon the order appointing the Administrators was discharged.



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(8)      BT issued Onebill invoices with the following ID numbers to MNL: 0020 on 18 April 2001, 0021 on 8 May 2001, 0022 on 6 June 2001, 0023 on 10
         July 2001 and 0024 on 6 August 2001 (hereinafter "the Onebill
         Invoices").

(9) Dispute arose between BT on the one hand and MNL and MWL on the other, as to whether or not MNL had assigned or novated its obligations under the Pool Agreement and in relation to the Onebill Invoices to MWL.

(10) BT commenced Claim Number HC01C03561 in the High Court of Justice, Chancery Division ("the Claim") against MNL and MWL and claimed payment from MNL of invoices 1130594, 11361834, 11396898, 11301557, 11393482 and 11442866 (together "the Invoices") less certain credits and a Declaration against MNL and MWL that the Pool Contract was not novated to MWL.

NOW IN CONSIDERATION of the mutual agreements, undertakings and releases contained herein

IT IS HEREBY AGREED between the Parties, for and on behalf of themselves, their respective agents, successors and assigns, that they hereby fully and finally settle any and all liabilities arising out of or connected with the Agreements, the Services, the Claim the Invoices, the Onebill Invoices and any other services utilised by MWL on the following terms and conditions:

1. Forthwith, following signature by all of the Parties of this Settlement Agreement, BT will raise and deliver credit notes in relation to the Invoices to MNL and will issue and send an invoice to MWL for (pound)1,100,000 plus VAT.

2. MWL will pay (pound)1,100,000 plus VAT to BT by bank transfer to BT's bank account maintained with HSBC plc (account number XXX, sort code XXX) ("BT's Bank Account") within 3 working days of the signature by all of the Parties of this Settlement Agreement and subject to receipt of the credit notes and invoices referred to in Clause 1. MWL agrees that it will have no right to make any deduction or set-off whatsoever from this payment.

3. BT will raise and deliver an invoice for telecommunications services to MWL for (pound)150,000 plus VAT on each of the following dates: 15 January 2002, 15 April 2002, 15 July 2002 and 15 October 2002. Each invoice will provide for payment on the 15th day of the following calendar month. Within 7 working days of receipt of each invoice, MWL agrees to provide written confirmation to MNL that it has received each invoice from BT.

4. Subject to clause 3 above being complied with MNL will pay(pound)150,000 plus VAT to BT by bank transfer to BT's Bank Account on 15 February 2002, 15 May 2002, 15 August 2002 and 15 November 2002 and BT agrees to accept such payments in satisfaction and discharge of the invoices referred to in clause 3 and agrees that in the event of failure of MNL to make such payments, that it does not have any recourse to MWL. MNL agrees that should any payment under this clause not be made on the due date, then the entire remaining balance due from MNL shall be payable by MNL within 7 days of the receipt by MWL of invoices for the total of the remaining balance due under this clause. In such event, MWL agrees to forward such invoices for the total of the remaining balance due under this clause to MNL immediately by facsimile transmission. MNL agrees that it will have no right to make any deduction or set-off whatsoever from any payment due under this clause.

5.       MNL agrees that if a liquidator or administrator is appointed to MNL,
         and
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         (i)      one or more of the payments to be made pursuant to clause 4 is not made in full or

         (ii) the liquidator or administrator of MNL seeks to have any amount paid by MNL to BT repaid to MNL then BT may prove in the liquidation or any scheme or arrangement for the full amount of the Invoices less any amounts paid under this Settlement Agreement which have not been repaid by MNL.

6. Within 3 working days of the signature by all Parties to this Settlement Agreement, BT will raise and deliver credit notes to MNL for the Onebill Invoices.

7. Save insofar as is necessary to comply with the terms of this Settlement Agreement MWL and MNL are irrevocably released from all or any obligations under the Agreements

8. MWL will use its reasonable endeavours to assist BT in the novation of bandwidth contracts relating to circuits supplied under the Pool Agreement to customers by:

         (i) the provision of relevant information in the possession of MWL at the date of this Settlement Agreement, where appropriate, and only in circumstances where MWL is not prevented from providing such information to BT by law or other regulatory process including without limitation pursuant to the Data Protection Act 1998 or by duties of confidentiality and

         (ii) where, appropriate and requested by customers, the execution of novation agreements.

         MNL will use its reasonable endeavours to assist MWL in this process.

9. The terms of this Settlement Agreement are in full and final settlement and the Parties absolutely release, acquit and forever discharge each other, their agents, successors and assigns and the Liquidators and the Administrators from any and all liabilities, claims, demands, suits, actions or proceedings of any nature (including but not limited to claims for interest and costs and any claim as an administration expense) which they now or may hereafter have howsoever arising out of or in connection with the Agreements, the Services, the Claim the Invoices the Onebill Invoices and any other services utilised by MWL.

10. The Parties hereby agree that BT will discontinue the Claim with no order as to costs. The Parties hereby agree that each will bear its own costs in relation to the Claim. BT agrees to file a Notice of Discontinuance of the Claim with the Chancery Division of the High Court pursuant to Part 38 of the Civil Procedure Rules and serve notice thereof on MWL and MNL within 3 working days of the date of this Settlement Agreement.

11. The Parties agree that they are fully estopped from, undertake to refrain from, and waive absolutely and finally any and all rights of making and bringing any claims, demands, suits, actions or proceedings of any nature whatsoever against each other, their agents, successors and assigns and the Liquidators and the Administrators in connection with any liability, claim, demand, lien or cause of action (including but not limited to claims for interest and costs and any claim as an administration expense) which they now and may hereafter have arising out of or in connection with the Agreements, the Services, the Claim the Invoices the Onebill Invoices and any other services utilised by MWL.
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12.      Each Party shall bear its own legal costs in connection with the preparation of this Settlement Agreement.

13. The Liquidators act as agents of MWL and shall not incur any personal liability of any kind under, or by virtue of, this Settlement Agreement, nor in relation to any related matter or claim, whether in contract, tort or restitution or by reference to any other remedy or right, in any jurisdiction or forum.

14. If any term or provision in this agreement is or becomes in whole or in part to any extent illegal, invalid or unenforceable under any enactment or rule of law, that shall not affect the validity or enforceability of any other provision of this agreement and if any term or provision is held not to be valid, but would be valid if part of the wording were deleted or modified, that term or provision shall apply with the necessary deletion or modification.

15. Save as expressly provided to the contrary, no person who is not a party to this agreement has any rights under the Contract (Rights of Third Parties) Act 1999 to rely on or enforce any term of this Settlement Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. The Administrators and the Liquidators shall be entitled to rely on and enforce the terms of this agreement in their favour.

16. This Settlement Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the agreement.

17. Each Party hereby confirms that this Settlement Agreement sets out the entire agreement between BT on the one hand and MNL and MWL on the other in relation to the subject matter herein.. Each of the Parties acknowledges that no representation of any nature has been made to that Party or relied upon by that Party in connection with or in relation to this settlement.

18. This Settlement Agreement shall be governed by and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the High Court of Justice of England and Wales.

19. The Parties hereby agree that any and all information in relation to this Settlement Agreement, including but not limited to, the existence of this Settlement Agreement, all correspondence relating hereto and the terms of this Settlement Agreement shall be deemed to be confidential and shall not be disclosed to any company, body or person, other than to the parties' respective professional advisers or as may be required by law provided that the Liquidators shall be at liberty to disclose them to the creditors' committee established in the liquidation and to show aggregate figures in their liquidation accounts, records and returns.







Signed:    /s/ Liesbeth Koomen                           Dated: October 10, 2001
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           on behalf of BT
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Signed:    /s/ Martin Malina                             Dated: October 10, 2001
           -----------------------------------
           on behalf of MNL






Signed:    /s/ Neville Kahn                              Dated: October 10, 2001
           ----------------------------------
           by Neville Kahn as liquidator
           on behalf of Madge Web Limited
           (in liquidation) as agent and without
           personal liability
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